Exhibit 4.35
English Translation for Reference
FORM OF CONSULTING AND SERVICE AGREEMENT
THIS CONSULTING AND SERVICE AGREEMENT (hereinafter referred to as “this Agreement”) is entered into on                      by and between the following two parties:
Party A: Fanhua Xinlian Information Technology Consulting (Shenzhen) Co., Ltd.
Address: Rooms E2, F1, Tower Building, Times Fortune Building, Fuhua 3rd Road, Futian District, Shenzhen

Party B:

Address:
WHEREAS:
(1)	Party A is an enterprise duly incorporated under the laws of the People’s Republic of China (hereinafter referred to as the “PRC”) with expertise in the technological development of IT platform equipment, economic information consulting service and training, and has a team of professionals in areas such as insurance technology, risk consulting, risk assessment and risk management, and has extensive experience in the organization and management of enterprises, as well as their operation and planning.
(2)	Party B is an insurance intermediary firm duly incorporated under the PRC laws and the relevant regulations of the China Insurance Regulatory Commission (hereinafter referred to as “CIRC”), which is engaged in the provision of insurance intermediary services.
(3)	Based on their respective industry advantages and needs, Party A and Party B agree to sign a written agreement to define their respective rights and obligations with respect to the provision by Party A of the training service in relation to IT platform and the internal control and compliance consulting service to Party B.
NOW THEREFORE, both parties hereto unanimously agree as follows through consultation:
1.	Consulting and Service: Sole and exclusive interest
1.1	During the term of this Agreement, Party A agrees to, as the provider of IT platform training and internal control and compliance consulting service to Party B, provide the IT platform training, and internal control and compliance consulting service to Party B (the details of which are set forth in the annex attached hereto) subject to the terms and conditions hereof. If Party B makes a request and such request is approved by Party A, Party A may provide Party B with any other consulting and services beyond the scope set out in the annex hereto.
1.2	Party B agrees to accept the training and consulting service provided by Party A, and Party B further agrees that, during the term of this Agreement, it will not accept any technology consulting and service in relation to the aforesaid business provided by any third party without the prior written consent of Party A.

2.	Calculation and Payment of Training and Consulting Service Fee (hereinafter referred to as the “Consulting Service Fee”)
2.1	Both parties agree that the Consulting Service Fee under this Agreement shall be calculated and paid in the manner set forth in the annex hereto.
2.2	Both parties agree that if Party B requests Party A to provide any services not covered in the annex hereto, both parties may determine the sum of the Consulting Service Fee through consultation according to the scope of specific service and the market condition.
2.3	Both parties agree to negotiate the scope of specific service, as well as the calculation and payment method of the Consulting Service Fee every three months based on the market situation and their business development. Appropriate adjustments can be made if both parties reach an agreement through consultation.
3.	Intellectual Property Rights
3.1	Party A shall be entitled to any copyrights in connection with the consulting and training services and IT platform provided by Party B, as well as the intellectual property rights of all research and development products obtained by Party A through research and development due to its performance of this Agreement and/or other agreements jointly signed by both parties, and any rights derived therefrom shall belong to Party A. The rights described above shall include but not limit to patent application right, copyrights or other intellectual property rights of the software, technical files and materials as carrier and the right to license or transfer such intellectual properties, etc.
3.2	During the performance of this Agreement, if Party B needs to use Party A’s software programs or systems, both parties will separately agree on the scope of the relevant software licenses, their form and license fees by agreement.
4.	Representations and Warranties
4.1	Party A hereby represents and warrants as follows:
4.1.1	Party A is a consulting service enterprise duly incorporated and validly existing under the PRC laws;
4.1.2	The execution and performance of this Agreement by Party A are within its corporate power and business scope. Party A has adopted all requisite corporate actions and authorization and has obtained all necessary consents and approvals from third parties and government departments, and this Agreement is not in violation of the legal and contractual restrictions binding upon or influencing Party A;
4.1.3	Once executed, this Agreement will constitute its legal, valid and binding obligation and shall be enforceable against Party A in accordance with the provisions hereof.

4.2	Party B hereby represents and warrants as follows:
4.2.1	Party B is an investment intermediary firm duly incorporated and validly existing under the PRC laws and the relevant regulations of the CIRC;
4.2.2	The execution and performance of this Agreement by Party B are within its corporate power and business scope. Party B has adopted all requisite corporate actions and authorization and has obtained all necessary consents and approvals from third parties and government departments, and this Agreement is not in violation of the legal and contractual restrictions binding upon or influencing Party B;
4.2.3	Once executed, this Agreement will constitute its legal, valid and binding obligation and shall be enforceable against Party B in accordance with the provisions hereof.
5.	Confidentiality
5.1	Party A and Party B undertake that they will use their best effort to take all reasonable measures to keep confidential any confidential data and information of the other party known to or given access to them due to the provision or acceptance of consulting and service to and from the other party (hereinafter referred to as the “Confidential Information”). No party shall disclose, give or transfer any such Confidential Information to any third party without the prior written consent of the other party. Once this Agreement terminates, the parties shall, at the request of the other party, return to the other party or destroy by themselves all documents, materials or software containing the Confidential Information, and delete any Confidential Information from all related memory devices, and shall not continue to use such Confidential Information.
5.2	The parties hereto acknowledge and confirm that any oral or written materials exchanged between them in connection with this Agreement shall be confidential information. Each party shall keep confidential all such information, and shall not disclose any of the information to any third party without the prior written consent of the other party, except for the following: (a) the information that is or will be known to the public (provided that it is not disclosed to the public without authorization by the information receiving party); (b) the information required to be disclosed by applicable laws or stock exchange’s rules or regulations; or (c) the information required to be disclosed by either party to its legal or financial advisors with respect to the transaction contemplated under this Agreement, for which such legal or financial advisors shall also comply with the confidentiality obligations similar to those as stated in this Article. Any divulgence of confidential information by any personnel of either party or any institutions engaged by it shall be deemed as the divulgence of confidential information by such party, and such party shall be liable for such breach pursuant to this Agreement.
5.3	Both parties agree that this Article 5 shall survive regardless of whether this Agreement is invalid, changed, discharged, terminated or cannot be operated.
6.	Indemnification
Party B shall indemnify and hold harmless Party A from and against any loss, damage, liability or expenses resulting from any litigation, claims or other requests made against Party A arising out of or caused by the scope of consulting and service requested by Party B.

7.	Effectiveness and Term
7.1	This Agreement shall be signed or sealed and become effective as of the date first above written.
7.2	The term of this Agreement shall be one (1) year unless it is early terminated in accordance with the provisions of this Agreement or the relevant agreements separately entered into by both parties.
7.3	With the written consent of Party A and Party B, this Agreement may be extended upon its expiration, and the extension thereof shall be determined by the parties through consultation. If both parties fail to reach an agreement on such extension, this Agreement shall be extended for one (1) year automatically upon its expiration (including expiration of any extension), unless Party A gives a written notice not to extend the term of this Agreement prior to the expiration hereof.
7.4	If the operation term (including any extension thereof) of either party expires or either party terminates for other reasons within the term set forth in Articles 7.2 and 7.3 hereof, this Agreement shall be terminated at the time of the termination of such party, unless such party has assigned its rights and obligations in accordance with Article 13 hereof.
8.	Termination
8.1	Termination upon Expiration. This Agreement shall be terminated on its expiry date, unless it is extended in accordance with the relevant provisions hereof.
8.2	Early Termination. During the term of this Agreement, Party B shall not terminate this Agreement prior to its expiry date, unless Party A is involved in any gross negligence, fraud or other illegal acts or goes bankrupt. Notwithstanding the foregoing, Party A shall have the right to terminate this Agreement at any time by giving a prior written notice of thirty (30) days to Party B. If, during the term of this Agreement, Party B breaches this Agreement and fails to cure its breach within fourteen (14) days upon receipt of Party A’s written notice regarding such breach, Party A may inform Party B in writing to terminate this Agreement.
8.3	Survival. The rights and obligations of both parties under Articles 5, 10 and 12 shall survive the termination of this Agreement.
9.	Governing Law
The performance, interpretation and enforceability of this Agreement shall be governed by the PRC laws.
10.	Settlement of Disputes
Any dispute arising from the interpretation and performance of the provisions of this Agreement shall be settled by both parties through amicable negotiation. In case no settlement can be reached by both parties within thirty (30) days after either party makes a request for dispute resolution through negotiation, either party may refer such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The seat of arbitration shall be Beijing and the language of proceedings shall be Chinese. The arbitral award shall be final and binding upon both parties.

11.	Force Majeure
11.1	“Force Majeure” means any event that is beyond the reasonable control of either party and unavoidable or unpreventable after it gives reasonable attention, including but not limited to government act, act of God, fire, explosion, storm, flood, earthquake, tide, lightning or war, but shortage of credit, funds or financing shall not be deemed to be the event beyond the reasonable control of either party. The party seeking the exemption from its liabilities under this Agreement due to the effect of the “Force Majeure” shall inform the other party as soon as possible of such event and the steps that need to be taken to perform its liabilities.
11.2	Should the performance of this Agreement be delayed or prevented due to any “Force Majeure” defined above, the party who is affected by the “Force Majeure” shall not be required to assume any liabilities hereunder to the extent that it is within the scope of the delay or prevention. The party so affected shall take appropriate measures to minimize or eliminate the impact of “Force Majeure”, and make endeavors to resume the performance of the obligations delayed or prevented by the “Force Majeure”. Both parties agree to make their best effort to resume the performance of this Agreement once the “Force Majeure” is eliminated.
12.	Notices
Any notice or other communications required to be given by either party pursuant to this Agreement shall be written in English or Chinese and delivered to the address(es) of the relevant party or the parties by hand delivery, registered mail or postage prepaid mail, or a recognized courier service or facsimile transmission. Such notice shall be deemed to be actually received: (a) if by hand delivery, on the date of delivery; (b) if by mail, on the tenth (10th) day after the date of posting (as indicated on the postmark) of air registered mail (postage prepaid), or if by courier service, on the fourth (4th) day after being delivered to an internationally recognized courier service; or (c) if by fax, at the receiving time as indicated in the transmission confirmation of relevant document.
13.	Assignment of this Agreement
13.1	Party B shall not assign any of its rights or obligations under this Agreement to any third party unless with the prior written consent of Party A.
13.2	Party B hereby agrees that Party A may assign any of its rights and obligations under this Agreement to any other third parties when necessary. Party A shall only be required to serve written notice to Party B when such transfer is made, and no consent shall be further required from Party B in respect of such transfer.
14.	Integrity of this Agreement
Notwithstanding Article 7.1 hereof, both parties acknowledge that once this Agreement becomes effective, it shall constitute the entire agreement and understanding between both parties with respect to the subject matter hereof and supersede all prior oral and/or written agreements and understandings reached by both parties with respect to the subject matter hereof.

15.	Severability of this Agreement
Should any provision of this Agreement be held invalid or unenforceable due to its inconsistency with the relevant laws, such provision shall be deemed to be invalid only to the extent within the scope of the related jurisdiction, and shall not affect the legal effect of the other provisions hereof
16.	Amendment and Supplement to this Agreement
The parties hereto may make amendments or supplements to this Agreement by written agreement. All amendment agreements and supplemental agreements in relation to this Agreement that are duly signed by both parties shall form an integral part of this Agreement, and shall have the same legal effect as this Agreement.
17.	Counterparts
This Agreement is executed in two originals, with each party holding one original. All originals shall have the same legal effect.
IN WITNESS WHEREOF, both parties hereto have caused this Agreement to be duly executed by their respective legal representatives or authorized representatives as of the date first above written.

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Party A:
(Chop)
Legal Representative/Authorized Representative:
Party B:
(Chop)
Legal Representative/Authorized Representative:

Annex: Scope of consulting and service and calculation and payment method of the Consulting Service Fee

(1)	Scope of consulting and service, and calculation of the Consulting Service Fee

Scope of Service	Basis for Pricing	Calculation Standard
Internal control and compliance consulting fee	To be charged at a ratio of the total operating revenue to the total revenue	20%

Training fee	To be charged at a ratio of the total operating revenue to the total revenue	10%
(2)	Payment method
1.	Party A shall prepare, on a quarterly basis, a settlement list based on the scope of service provided to Party B and deliver it to Party B in written form. Party B shall verify and confirm the service according to the settlement list of Party A.

2.	Party B shall pay the Consulting Service Fee to the account designated by Party A within the payment term indicated by Party A in the settlement list.

3.	For any other services requested by Party B, the service fees shall be determined by Party A and Party B through consultation.